UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 24, 2016
Date of Report (Date of earliest event reported)

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Westchester Drive, Suite 600 Dallas, Texas 75225
(Address of principal executive offices) (Zip Code)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry Into a Material Definitive Agreement.
On October 24, 2016, Energy Transfer Partners, L.P. (“ETP”) entered into a Contribution Agreement (the “Contribution Agreement”) by and among NGP X US Holdings, LP (“NGP”), PennTex Midstream Partners, LLC (“PennTex Holdco”), MRD Midstream LLC (“MRD”), WHR Midstream LLC (“WHR”), certain investors signatory thereto (collectively with NGP, PennTex Holdco, MRD and WHR, the “Contributors”) and ETP. Pursuant to the terms of the Contribution Agreement, ETP has agreed to a transaction (the “Transaction”) in which ETP will acquire from the Contributors all of the outstanding membership interests in PennTex Holdco (the “Holdco Interests”), which wholly owns the general partner of PennTex Midstream Partners, LP (“PTXP”). In addition, ETP has agreed to acquire the following interests in PTXP, representing an aggregate of approximately 65% of the total limited partner interests in PTXP (collectively with the Holdco Interests, the “Subject Interests”):
•all of the outstanding incentive distribution rights in PTXP;
•6,301,596 common units in PTXP; and
•all of the 20,000,000 outstanding subordinated units in PTXP.
PTXP owns midstream assets strategically located in the Terryville Complex in northern Louisiana that consist of a rich natural gas gathering system, two cryogenic natural gas processing plants totaling 400 million cubic feet per day of capacity, along with residue gas and natural gas liquids (NGLs) pipelines.
ETP will acquire the Subject Interests for aggregate consideration of approximately $640 million, which will consist of approximately $320 million in cash and approximately $320 million in common units representing limited partner interests in ETP (“ETP Common Units”). The cash portion of the purchase price will be funded with a combination of proceeds from ETP Common Units recently issued under ETP’s At-The-Market program and borrowings under its revolving credit facility. The ETP Common Units to be issued as part of the consideration will be issued and sold in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The parties expect the transaction to close in the fourth quarter of 2016, subject to customary closing conditions. There can be no assurance that all of the closing conditions will be satisfied or that the anticipated benefits of the Transaction will be realized.
The Contribution Agreement contains customary representations, warranties, covenants, indemnification obligations and conditions to closing. In addition, in conjunction with the transaction, Energy Transfer Equity, L.P. has agreed to waive in perpetuity its right to receive distribution in respect of its incentive distribution rights in ETP in the amount of $33 million annually.
In conjunction with the closing of the Transaction, ETP will enter into an evaluation agreement pursuant to which it will evaluate the potential purchase of all or a portion of the remaining common units in PTXP, but will be under no obligation to do so.
The above description of the Contribution Agreement is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed hereto as Exhibit 2.1 and is incorporated in this Item 1.01 by reference.
The above descriptions have been included to provide investors and security holders with information regarding the terms of the Contribution Agreement. They are not intended to provide any other factual information about ETP, the Contributors, PTXP or their respective subsidiaries, affiliates or equity holders. The representations, warranties and covenants contained in the Contribution Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Contribution Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties are subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of ETP, the Contributors, PTXP or their respective subsidiaries, affiliates or equity holders as of the date they were made or at any other time.
This report may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETP’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Item 3.02 Unregistered Sales of Equity Securities.
The information included in Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*
Contribution Agreement, dated October 24, 2016 by and among Energy Transfer Partners, L.P. and NGP X US Holdings, LP, PennTex Midstream Partners, LLC, MRD Midstream LLC, WHR Midstream LLC and certain individual investors and managers named therein.

* Certain exhibits and schedules have been omitted and ETP agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER PARTNERS, L.P.

	By:	Energy Transfer Partners GP, L.P., its general partner
	By:	Energy Transfer Partners, L.L.C. its general partner
Date: October 25, 2016

/s// Thomas E. Long
Thomas E. Long
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*
Contribution Agreement, dated October 24, 2016 by and among Energy Transfer Partners, L.P. and NGP X US Holdings, LP, PennTex Midstream Partners, LLC, MRD Midstream LLC, WHR Midstream LLC and certain individual investors and managers named therein.

* Certain exhibits and schedules have been omitted and ETP agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.